UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported: September 25, 2006
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Costs Associated with Exit or Disposal Activities and Confirmation of Third Quarter Earnings Guidance
Eaton is today providing details on certain material plant closure decisions taken during the past week and is confirming its third quarter 2006 earnings guidance, including confirmation of the impact of its Excel 07 program for the third quarter 2006. Excel 07 is the program the Company initiated in the first quarter to address resource levels and operating performance in businesses which underperformed in 2005 and businesses in which markets are expected to soften during the second half of 2006 and in 2007. As disclosed previously, the Excel 07 program includes the costs of the actions as well as funding sources such as savings generated from the actions, sales of non-strategic product lines, and benefits from corporate actions such as resolution of tax audits.
On September 29, Eaton Corporation announced that it intends to close its heavy-duty truck transmission manufacturing plant in Manchester, United Kingdom, by the end of 2006. There will be 299 employees affected by the closure decision. The action was taken to reduce excess manufacturing capacity for truck transmissions. Aggregate estimated pre-tax charges associated with this closure are expected to be approximately $25 million, of which $22 million will be recognized in the third quarter of 2006, when management approved this action. Total costs consist of cash charges of $16 million for severance costs, charges of $3 million related to pension costs, and $6 million for other costs.
In addition Eaton announced this week the impending closure of two plants in its Automotive segment. On September 25, 2006 Eaton announced that it will close its engine valve manufacturing plant in Montornes del Valles, Spain, by the end of 2006. The action is being taken to better align manufacturing capacity with future industry demand. This facility has 154 employees. Aggregate estimated pre-tax charges associated with this closure are expected to be approximately $19 million, of which $17 million will be recognized in the third quarter of 2006, when management approved this action. Total costs consist of cash charges of $15 million for severance costs, $2 million for the write-down of fixed capital, and $2 million for other costs.
On September 29, 2006 Eaton announced that it will close its manufacturing plant in Saginaw, Michigan, by the second half of 2008. This facility produces valve actuators and has 277 employees. The action is being taken to better align manufacturing capacity with future industry demand. Aggregate estimated pre-tax charges associated with this closure are expected to be approximately $21 million, of which $11 million will be recognized in the third quarter of 2006, when management approved this action. Total costs consist of cash charges of $3 million for severance costs, charges of $4 million related to pension costs, $4 million for the write-down of fixed capital, and $10 million for other costs.

The costs incurred in the third quarter of 2006 from the three plant closures described above are expected to total approximately $50 million. The plant closures described above are only part of the costs and savings realized during the third quarter of 2006 under the Company’s Excel 07 program.
In addition to the savings generated from the Excel 07 actions taken to date, there are two additional offsets to the Excel 07 costs expected to be incurred in the third quarter 2006. The first is a gain of approximately $38 million after tax on the sale of certain European transmission and engine controls product lines, which sale was concluded on September 29, 2006. The second is an income tax benefit of $29 million resulting from the favorable resolution in the third quarter 2006 of multiple international and US income tax items.
In total, the Company confirms that, as was stated at the time of its last earnings release on July 17, 2006, for the third quarter as a whole, Excel 07 is expected to be neutral to earnings per share. The Company also confirms its previous guidance for third quarter 2006 net income per share of between $1.50 and $1.60, and operating earnings per share, which exclude charges to integrate recent acquisitions, of between $1.55 and $1.65.
Forward Looking Statements
Certain statements contained herein concerning anticipated costs, charges, strategies, contingencies, and anticipated transactions of the Company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events. There can be no assurance that these future events will occur as anticipated or that the Company’s results will be as estimated. For a description of certain factors that could cause the Company’s future results to differ materially from those expressed in one or more of these forward-looking statements, see Part I, Item 1A (entitled “Risk Factors”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation

Date: September 29, 2006	/s/ R.H. Fearon R.H. Fearon Executive Vice President - Chief Financial and Planning Officer